January 10, 2008
Dear Shareholders:
On behalf of the Board of Directors, I would like to invite you to attend Khan’s Annual Meeting of Shareholders to be held on Thursday, February 14, 2008 at 10:00 a.m. (Eastern Standard Time) in the TSX Gallery at the Toronto Exchange Tower.
At the meeting, we will report to you on Khan’s performance for fiscal 2007 and our plans for the future. You will also be able to meet and ask questions of the Board of Directors and senior management.
The enclosed Management Information Circular describes the business to be conducted at the meeting. It is important that you exercise your vote, either in person at the meeting or by completing and sending in your proxy form.
We hope that we will have the opportunity to welcome you to this year’s Annual Meeting.
Sincerely,
James B.C. Doak (signed)
Chairman

KHAN RESOURCES INC.
141 Adelaide Street West, Suite 1007
Toronto, Ontario, Canada M5X 3L5
Notice of the Annual Meeting of Shareholders
NOTICE is hereby given that the Annual Meeting of the Shareholders (the “Meeting”) of Khan Resources Inc. (the “Corporation” or “Khan”) will be held in the TSX Gallery, located at the Toronto Exchange Tower, Toronto, Ontario on Thursday, February 14, 2008 at 10:00 a.m. (Toronto time) in order to:
1.	receive the consolidated financial statements of the Corporation for the year ended September 30, 2007 and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors and authorize the directors to fix their remuneration; and

4.	transact such other business as may properly be brought before the Meeting and any postponement or adjournment thereof.
Khan’s Board of Directors has fixed the close of business on January 14, 2008 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting and any postponement or adjournment of the Meeting. Only the holders of record of Khan common shares are entitled to have their votes counted at the Meeting. Holders who have acquired Khan common shares after the record date are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and requesting the inclusion of their name in the list of shareholders not later than ten days before the date of the Meeting.
     DATED at Toronto, Ontario, this 10th day of January, 2008.

By Order of the Board of Directors,

Paul D. Caldwell (signed)
Chief Financial Officer and
Corporate Secretary
Shareholders are cordially invited to attend the Meeting. Shareholders are urged to complete and return the enclosed proxy or voting instruction form promptly. To be effective, Khan proxies must be received at the Toronto office of Equity Transfer & Trust Company (“Equity Transfer”), the Corporation’s registrar and transfer agent, by 12:00 p.m. (Toronto time) on February 13, 2008 or the last business day prior to any adjourned or postponed Meeting. Shareholders whose shares are held by a nominee may receive either a voting instruction form or form of proxy and should follow the instructions provided by the nominee.
Proxies will be counted and tabulated by Equity Transfer, the Corporation’s registrar and transfer agent, in such a manner as to protect the confidentiality of how a particular shareholder votes except where they contain comments clearly intended for management, in the case of a proxy contest, or where it is necessary to determine the proxy’s validity or to permit management and the Board of Directors to discharge their legal obligations to the Corporation or its shareholders.

KHAN RESOURCES INC.
141 Adelaide Street West, Suite 1007
Toronto, Ontario, Canada M5X 3L5
MANAGEMENT INFORMATION CIRCULAR
AND PROXY STATEMENT
This Management Information Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Khan Resources Inc. (the “Corporation” or “Khan”) for use at the Annual Meeting of Shareholders (or any postponement or adjournment thereof) of Khan (the “Meeting”) to be held at 10:00 a.m. (Toronto time) on Thursday, February 14, 2008 for the purposes set forth in the accompanying Notice of Meeting.
The solicitation of proxies will be primarily by mail, but proxies may also be solicited personally by telephone by regular employees of the Corporation for which no additional compensation will be paid. The cost of preparing, assembling and mailing this Circular, the Notice of Meeting, the proxy form, the voting instruction form and any other material relating to the Meeting and the cost of soliciting proxies has been or will be borne by Khan. It is anticipated that copies of this Circular, the Notice of Meeting, and accompanying proxy form or voting instruction form will be distributed to shareholders on or about January 17, 2008.
This Circular provides the information that you need to vote at the Meeting.

•	If you are a registered holder of common shares of Khan (“Common Shares”), we have enclosed a proxy form that you can use to vote at the Meeting.

•	If your Common Shares are held by a nominee, you may receive either a form of proxy or voting instruction form and should follow the instructions provided by the nominee.
Unless otherwise indicated, the information in this Circular is given as at January 10, 2008 and all references to financial results are based on our financial statements prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Unless otherwise indicated, all references to “‘$” are to Canadian dollars.
These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and Khan or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, Khan (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

VOTING INFORMATION
ADDITIONAL MATTERS PRESENTED AT THE ANNUAL MEETING
VOTING SHARES
PRINCIPAL HOLDERS OF VOTING SHARES
ELECTION OF DIRECTORS
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
COMMITTEES OF THE BOARD OF DIRECTORS
REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION OF NAMED EXECUTIVE OFFICERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
INDEBTEDNESS OF DIRECTORS AND OFFICERS
DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION
APPOINTMENT OF AUDITORS
AVAILABILITY OF DISCLOSURE DOCUMENTS
DIRECTORS’ APPROVAL
APPENDIX A
APPENDIX B

VOTING INFORMATION
Voting Matters
At the Meeting, shareholders are voting on the election of directors and the appointment of auditors and authorization of the board of directors of Khan (the “Board of Directors” or “Board”) to fix their remuneration.
Who Can Vote
The record date for the Meeting is January 14, 2008. Holders of Common Shares as of the close of business on Monday, January 14, 2008 are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Meeting.
If you have acquired Common Shares after the record date, you are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates or otherwise establishing share ownership, and requesting the inclusion of your name in the list of shareholders not later than ten days before the date of the Meeting.
Voting your Common Shares
     Registered Shareholders
If you are a registered shareholder, you may vote in person at the Meeting or give another person authority to represent you and vote your shares at the Meeting, as described under “Voting Information — Voting by Proxy”.
     Non-registered Shareholders
Your Common Shares may not be registered in your name but in the name of a nominee, which is usually a trust company, securities broker or other financial institution. If your Common Shares are registered in the name of a nominee, you are a non-registered shareholder. Your nominee is required to seek your instructions as to how to vote your shares. You may vote your Common Shares through your nominee or in person.
To vote your Common Shares through your nominee, you should follow the instructions of your nominee with respect to the procedures to be followed for voting. Generally, nominees will provide non-registered shareholders with either: (a) a voting instruction form for completion and execution by you, or (b) a proxy form, executed by the nominee and restricted to the number of shares owned by you, but otherwise uncompleted. These procedures are to permit non-registered shareholders to direct the voting of the Common Shares that they beneficially own.
If you are a non-registered shareholder, to vote your shares in person at the Meeting, you should take the following steps:
(1)	appoint yourself as the proxyholder by writing your own name in the space provided on the voting instruction form or form of proxy, and

(2)	follow the nominee’s instructions for return of the executed form or other method of response.
Do not otherwise complete the form as your vote, or your designate’s vote, will be taken at the Meeting.
Voting by Proxy
If you will not be at the Meeting or do not wish to vote in person, you may still vote by using the enclosed proxy form. A proxy must be in writing and must be executed by you or by your attorney authorized in writing.
     Your Proxy Vote
On the proxy form, you can indicate how you want to vote your Common Shares, or you can let your proxyholder decide for you.
All Common Shares represented by properly completed proxies received at the Toronto office of Equity Transfer & Trust Company (“Equity Transfer”) by 12:00 p.m. (Toronto time) on Wednesday, February 13, 2008 or the last business day before any adjourned or postponed Meeting will be voted or withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot votes that take place at the Meeting.
If you give directions on how to vote your shares, your proxyholder must vote your shares according to your instructions. If you have not specified how to vote on a particular matter, then your proxyholder can vote your shares as he or she sees fit. If neither you nor your proxyholder gives specific instructions, your Common Shares will be voted as follows:

•	FOR the election of the seven nominees as directors; and

•	FOR the appointment of Ernst & Young LLP as independent auditors for 2008 and the authorization of the directors to fix their remuneration.
     Appointing a Proxyholder
A proxyholder is the person you appoint to act on your behalf at the Meeting and to vote your shares. You may choose anyone to be your proxyholder, including someone who is not a shareholder of Khan. Simply fill in the name in the blank space provided on the enclosed proxy form. If you leave the space in the proxy form blank, the persons designated in the form, who are officers of Khan, are appointed to act as your proxyholder.
Your proxy authorizes the proxyholder to vote and act for you at the Meeting, including any continuation after an adjournment of the Meeting.
     Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is used by doing any one of the following:
•	You may send another proxy form with a later date to the Toronto office of Equity Transfer, but it must reach Equity Transfer by 12:00 p.m. (Toronto time) on Wednesday, February 13, 2008 or the last business day before any adjourned or postponed Meeting.

•	You may deliver a signed written statement, stating that you want to revoke your proxy, to the Corporate Secretary of the Corporation no later than 12:00 p.m. (Toronto time) on Wednesday, February 13, 2008, or the last business day before any adjourned or postponed Meeting, at 141 Adelaide Street West, Suite 1007, Toronto, Ontario, M5X 3L5 or by facsimile at (416) 360-3417.

•	You may attend the Meeting and notify the Chairman of the Meeting prior to the commencement of the Meeting that you have revoked your proxy.

•	You may revoke your proxy in any other manner permitted by law.
ADDITIONAL MATTERS PRESENTED AT THE ANNUAL MEETING
The enclosed proxy form or voting instruction form confers discretionary authority upon the persons named as proxies therein with respect to any amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.
If you sign and return the proxy form for Common Shares and any matter is presented at the Meeting in addition to the matters described in the Notice of Meeting, the Khan officers named as proxies will vote in their best judgment. When this Circular went to press, management of Khan was not aware of any matters to be considered at the Meeting other than the matters described in the Notice of Meeting or any amendments or variations to the matters described in such notice.
VOTING SHARES
The Common Shares are the only shares entitled to vote directly at the Meeting. As at January 10, 2008, 54,058,529 Common Shares were issued and outstanding. The holders of Common Shares are entitled to one vote per share.
Pursuant to By-Law No. 1A adopted by the Board on December 13, 2006 and confirmed at the annual and special meeting of shareholders held on February 15, 2007, the presence of at least two people holding or representing by proxy at least 20% of the total number of votes attached to the issued Common Shares entitled to vote at the Meeting is necessary for a quorum at the Meeting.
PRINCIPAL HOLDERS OF VOTING SHARES
     To the knowledge of the directors and senior officers of Khan, no person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than ten percent of the voting rights attached to any class of voting securities of the Corporation, except as disclosed below.

Name and Municipality of Residence	Number of Common	Percentage of
of Shareholder	Shares owned	Common Shares owned
Laramide Resources Ltd.,
Toronto, Ontario	6,500,000	12%
ELECTION OF DIRECTORS
It is proposed that the seven people listed below be nominated for election as directors of Khan to hold office until the next annual meeting or until their successors are elected or appointed. Six of the proposed nominees are currently directors of Khan and have been since the dates indicated. The articles of amendment of the Corporation provide for a minimum of one and a maximum of nine directors.
Unless otherwise instructed, proxies and voting instructions given pursuant to this solicitation by the management of Khan will be voted for the election of the proposed nominees. If any proposed nominee is unable to serve as a director, the individuals named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.
Nominees for Election as Directors
The following table sets forth for each nominee for election as director: place of residence; present principal occupation and principal occupations held in the last five years, if different; a brief description of the nominee’s principal directorships, memberships and education; the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised; the number of outstanding options held by the nominee under Khan’s stock option plan; the number of Class E Warrants directly or indirectly held entitling the director to purchase one Common Share of Khan on or before 5:00 p.m. on August 2, 2008 at a price of $1.90; the date the nominee became a director of Khan; current membership on committees of the Board; record of attendance at meetings of the Board and its committees during the 12 months ended September 30, 2007; and whether or not the Board has determined each nominee to be independent. There are no contracts, arrangements or understandings between any director or executive officer or any other person pursuant to which any of the nominees has been nominated.

Martin Quick Toronto, Ontario, Canada Shares: 100,000(1) Options: 720,000 Class E Warrants: 25,000	Martin Quick, Director, President and Chief Executive Officer of the Corporation, has over 43 years of worldwide mining experience in both underground and open pit operations. Mr. Quick joined the Corporation on January 16, 2006. He has held senior mining production and engineering positions in Africa, Australia, Fiji, the United States and Canada and has acted in the capacity of mining consultant for gold operations in Central and South America. From August 2004 until December 2005, Mr. Quick was President and Chief Operating Officer of Power Resources Inc. a wholly-owned subsidiary of Cameco Corporation, a global producer of uranium for the nuclear power industry. Prior to this appointment, from March 2001 to July 2004 Mr. Quick was Vice President-Mining with Cameco Corporation, based in Saskatoon, where he was responsible for Cameco’s Northern Saskatchewan operations including the world’s largest uranium mine at McArthur River/Key Lake, as well as the restart of the Eagle Point Mine at Rabbitt Lake and the planning and development of the Cigar Lake project. Prior to joining Cameco, Mr. Quick held positions as General Manager of Cogema’s Cluff Lake mine in Northern Saskatchewan and Rio Algom’s now decommissioned Quirke and Stanleigh mines in Ontario, Canada. He is a Professional Engineer (P.Eng.) in the Province of Saskatchewan and a graduate of the Camborne School of Metalliferous Mining (ACSM), in the United Kingdom. Mr. Quick is also a director of Gold Summit Corporation.

Khan Board Details:
• Director since January 18, 2006
• Meetings attended: Board — 13 of 13 regular; Special Committee 4 of 4
• Non-Independent (President & Chief Executive Officer of Khan)

James B.C. Doak Toronto, Ontario, Canada Shares: 612,400(1) Options: 575,000 Class E Warrants: 50,000	James B. C. Doak, Chairman and Director of the Corporation and Chairman of the Nominating Committee, the Corporate Governance Committee and the Special Committees has over 25 years experience as an economist and chartered financial analyst. Mr. Doak has served as the President and Managing Partner of Megantic Asset Management Inc., a Toronto-based investment company, since 2002. Mr. Doak is a director of Cascades Inc. and Purepoint Uranium Group Inc. As well, he is a former Director of PetroKazakhstan Inc., Superior Propane Inc. and Spar Aerospace Inc. Mr. Doak has held senior positions at ScotiaMcLeod Inc., First Marathon Securities Ltd., McLeod Young Weir Ltd., was a founder of Enterprise Capital Management Inc., where he served as President and Managing Partner from 1997 to 2002, and is a past President and Director of the Toronto Society of Financial Analysts and a past Chair and Director of the Toronto French School. Mr. Doak has published a number of columns in two Canadian financial publications. He holds a Diplôme des études collégiales from McGill University and a B.A. in Economics from the University of Toronto.

Khan Board Details:
• Director since September 30, 2005

•    Meetings attended: Board — 13 of 13 regular; Nominating Committee (Chair) — 2 of 2; Corporate Governance Committee — 2 of 2; Audit and Finance Committee — 4 of 4; Compensation Committee – 3 of 3; Special Committee (Chair) — 4 of 4

• Independent

Peter J. M. Hooper Toronto, Ontario, Canada Shares: 90,000(1) Options: 225,000 Class E Warrant: Nil	Peter J. M. Hooper, Director of the Corporation, Chairman of the Technical Advisory Committee, is a senior mining executive with broad-based experience in production, engineering, reorganization and training, contracting, exploration and corporate affairs. Mr. Hooper has a long track record in the mining industry in South Africa, Canada, Australia and Ghana. From April 2004 to September 2005, Mr. Hooper served as the Chief Operating Officer for Afcan Mining Corporation. From 2002 until 2004, Mr. Hooper served as managing director of mineral resources at Kingsdale Capital Corporation. Mr. Hooper also served as president of Valencia Resources Inc. from 2000 to 2005. From 1999 to 2001, Mr. Hooper provided consulting engineering services through his company Hooper Mining Services Inc. His senior management experience includes uranium production in Canada with Eldorado Nuclear Uranium Mines Ltd., gold production in South Africa and Ghana, and copper and zinc production in Canada. Mr. Hooper has been a senior mining executive with Consolidated Rio Australia Ltd., J.S. Redpath Mining Engineering Ltd. and Dynatec Engineering Ltd. His consulting engineering projects have been conducted in Canada, United States, Cuba, Columbia, Venezuela, Mexico, Chile, South Africa, Zimbabwe, Ghana, Zambia, Australia, Kyrgyzstan, Kazakhstan, Uzbekistan, Russia, Saudi Arabia and France. Mr. Hooper holds a B.Sc. in Mining Engineering from University of the Witwatersrand, South Africa. He is a director of PMI Gold Corporation.

Khan Board Details:
• Director since July 19, 2005

•    Meetings attended: Board — 11 of 13 regular; Nominating Committee — 1 of 2; Corporate Governance Committee — 1 of 2; Audit and Finance Committee — 3 of 4; Technical Advisory Committee (Chair) — 3 of 3; Special Committee — 4 of 4

• Independent

Jean-Pierre Chauvin Oakville, Ontario, Canada Shares: 66,000(1) Options: 325,000 Class E Warrants: Nil	Jean-Pierre Chauvin, Director of the Corporation, Chairman of the Compensation Committee, has over 30 years of experience in the mining and construction industries. Since July 2006, Mr. Chauvin has served as Chief Operating Officer of Globestar Mining Corp. and was promoted to President in October 2006. Prior to March 2006, he was President, Chief Executive Officer and a Director of Patricia Mining Corporation, having assumed these positions in 2004. Since 2001, Mr. Chauvin has also acted as President and Senior Consultant of Chauvin Engineering Ltd., based in Oakville, Ontario. This company consults in the mining industry focusing on operational reviews and feasibility studies. Prior to 2001, he has served as a Director of Battle Mountain Canada Ltd., Crown Butte Resources Ltd., Mining Association of Canada and Ontario Mining Association. Mr. Chauvin has also served as General Manager of Canadian Operations for Battle Mountain Gold Co. Mr. Chauvin is an engineer holding a B.Sc. in Mining Engineering from Queen’s University.

Khan Board Details:
• Director since July 19, 2005
• Meetings attended: Board — 13 of 13 regular; Audit and Finance Committee — 1 of 2(3); Technical Advisory Committee — 3 of 3; Compensation Committee (Chair) — 3 of 3; Special Committee — 4 of 4
• Independent

Grant A. Edey Mississauga, Ontario, Canada Shares: 10,000(1) Options: 325,000 Class E Warrants: Nil	Grant A. Edey, Director of the Corporation, Chairman of the Audit and Finance Committee, has over 30 years of financial experience primarily in the mining industry. Mr. Edey recently retired from IAMGold Corporation where he was Chief Financial Officer from 2003 to 2007. From 1996 to 2002, he was Vice-President, Finance, Chief Financial Officer and Corporate Secretary of Repadre Capital Corporation. Prior to 1996, he held senior positions with Strathcona Mineral Services Limited, TransCanada Pipelines Limited, Eldorado Nuclear Limited, Rio Algom Limited and INCO Limited. Mr. Edey has been a director of Breakwater Resources Ltd. since 2005 and was a director of Queenstake Resources Ltd. from 2002 to 2004 and Santa Cruz Gold Ltd. from 1998 to 2002. Mr. Edey holds a B.Sc. in Mining Engineering from Queen’s University and a M.B.A. from the University of Western Ontario. Khan Board Details:

• Director since February 15, 2007
• Meetings attended since February 15, 2007: Board — 7 of 7 regular; Audit and Finance Committee (Chair) — 2 of 2(4); Technical Advisory Committee — 0 of 1; Special Committee(4)
• Independent

Hon. Robert P. Kaplan(2) Toronto, Ontario, Canada Shares: 75,000 (1) Options: 325,000 Class E Warrants: Nil	Hon. Robert P. Kaplan, Director of the Corporation, has over 40 years experience as a lawyer, businessman and elected politician. Mr. Kaplan retired from a 25 year career in elective politics in 1993. He was a Federal Member of Parliament and Cabinet Minister in the Governments of Rt. Hon. Pierre-Elliott Trudeau and Rt. Hon. John N. Turner. Mr. Kaplan is a director of European Goldfields Limited and a trustee of H&R REIT. As well, he is a former Director and Chairman of PetroKazakhstan Inc. Mr. Kaplan has served as the Honourary Consul General of Kazakhstan for Canada for the last 14 years. Mr. Kaplan holds a B.A. in Sociology and a LL.B. from the University of Toronto. He was called to the Ontario Bar in 1963.

Khan Board Details:
• Director since February 15, 2007
• Meetings attended since February 15, 2007: Board — 7 of 7 regular; Compensation Committee – 2 of 2; Nominating Committee(5); Corporate Governance Committee (Chair)(5); Special Committee(5)
• Independent

Steven W. Harapiak, Oakville, Ontario, Canada Shares: Nil (1) Options: Nil Class E Warrants: Nil	Steven W. Harapiak, nominee for Director of the Corporation, is a graduate in Mechanical Engineering from the University of Manitoba and has spent his entire career in the minerals industry. He has worked in the uranium, potash, iron, base metal and gold sectors. His experience spans the entire range of activity from engineering, construction and project management to operation of mining, milling and refining facilities. He has also served in senior executive positions in major companies in Canada and abroad; Canadian companies include Noranda, Denison Mines and Potash Corporation of Saskatchewan where he served as President and CEO. His international experience includes engineering assignments in Chile, Cuba and Russia. Additionally, he has headed up major mineral projects in Zambia (Director of operations – Zambia Consolidated Copper Mines), in Russia (General Director of Kubaka Gold Mine, a Russian American joint venture green fields project) and in Kazakhstan (Senior Vice President of Kazzinc, a Glencore company, with responsibility for all operations and new projects for this integrated mining, smelting and refining company). He is currently retained as a consultant to the International Finance Corporation (World Bank Group) overseeing mining supply chain development projects in Russia. His previous directorships include Belmoral Gold Mines and Potash Corporation of Saskatchewan. He currently serves as a director of Software Innovation, a Kitchener based software development company. He is past president of the CIM and is a member of the Professional Engineers of Ontario. He has served on various industry, government, professional and educational advisory boards.

Notes:

(1)	The information about Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Khan, has been furnished by the respective nominees. Unless otherwise indicated, (a) beneficial ownership is direct and (b) the person indicated has sole voting and investment power.

(2)	Robert P. Kaplan was a director of Hurricane Hydrocarbons Ltd. (subsequently PetroKazakhstan Inc.) when the company was granted protection from its creditors under the Companies Creditors Arrangement Act (Canada) from May 1999 until March 2000. Mr. Kaplan also ceased to be a director of Mooney Aerospace Group, Ltd. approximately 10 months prior to June 2004 when the company filed voluntary petitions for reorganization under Chapter 11 of United States federal bankruptcy laws.

(3)	Jean-Pierre Chauvin resigned from the Audit and Finance Committee on February 15, 2007. From October 1, 2006 to February 15, 2007, two meetings of the Audit and Finance Committee were held.

(4)	Grant A. Edey was appointed to the Audit and Finance Committee on February 15, 2007. Since Mr. Edey’s appointment two meetings of the Audit and Finance Committee have been held. No meetings of the Special Committee have been held since Grant A. Edey was appointed to the Special Committee.

(5)	No meetings of the Nominating Committee, the Corporate Governance Committee or the Special Committee have been held since Robert P. Kaplan was appointed to such committees.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Effective corporate governance is a priority for the Board of Directors. In developing Khan’s corporate governance practices, the Board of Directors has taken into account the rules and guidelines adopted by the Canadian Securities Administrators (“CSA”) in June 2005 (National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 —Corporate Governance Guidelines (the “CSA Governance Requirements”)), which require Khan to disclose certain information relating to its corporate governance practices.
The CSA Governance Requirements set out 9 best practices drawn from existing Canadian standards and U.S. regulatory standards. Khan is required to describe certain aspects of its corporate governance practices in its management information circular, including a discussion of any practices that are inconsistent with the CSA Governance Requirements. This information is set out in Appendix A to this Circular.
The CSA has also enacted rules regarding the composition of audit committees (Multilateral Instrument 52-110 – Audit Committees) and the certification of an issuer’s disclosure controls and procedures (Multilateral Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings). Khan is currently in compliance with these new rules. For the year ended September 30, 2007, the Chief Executive Officer and Chief Financial Officer were required to file a certificate to certify that Khan established appropriate disclosure controls and procedures, that management has evaluated the effectiveness of these controls and procedures and that management has appropriately designed internal controls over financial reporting, and has disclosed in Khan’s Management Discussion & Analysis (“MD&A”) its conclusions about the effectiveness of the disclosure controls and procedures as well as any material changes relative to the system of internal controls or a financial reporting.
In this Circular and in the attached Appendix A, the term “independent” director has the corresponding meaning given to the term “independent” director in NI 58-101; namely, a director who has no direct or indirect material relationship with the Corporation which could, in the view of the Board of Directors, be reasonably expected to interfere with the exercise of the Director’s independent judgement. A majority of the nominees standing for election as directors, are “independent” within the meaning of NI 58-101.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has established six committees: an Audit and Finance Committee, a Compensation Committee, a Nominating Committee, a Corporate Governance Committee, a Technical Advisory Committee and a Special Committee. A brief description of each committee is set out below.
Audit and Finance Committee. The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities for oversight of financial and accounting matters. The committee recommends the auditors to be nominated and reviews the compensation of the auditors. The committee is directly responsible for overseeing the work of the auditors, must pre-approve non-audit services, be satisfied that adequate procedures are in place for the review of our public disclosure of financial information extracted or derived from Khan’s financial statements and must establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The current members of the audit and finance committee are Grant A. Edey (Chair), James B.C. Doak and Peter J. Hooper. Reference should be made to “Audit Committee and Auditors” in the Corporation’s Annual Information Form dated December 18, 2007 for additional information concerning the Audit and Finance Committee.
Compensation Committee. The Compensation Committee assists the Board of Directors in fulfilling its responsibilities by developing the compensation philosophy and guidelines, and fixing compensation levels for, Khan’s executive officers. In addition, the Compensation Committee is charged with reviewing the employee stock option plan and proposing changes thereto, approving any awards of options under the employee stock option plan and recommending any other employee benefit plans, incentive awards and perquisites with respect to Khan’s executive officers. The Compensation Committee is also responsible for reviewing, approving and reporting to the Board annually (or more frequently as required) on Khan’s succession plans for its executive officers. The current members of the Compensation Committee are Jean-Pierre Chauvin (Chair), James B. C. Doak and Robert P. Kaplan.
Nominating Committee. The Nominating Committee is responsible for establishing a process for identifying, recruiting, appointing, re-appointing and providing ongoing development for directors. The current members of the Nominating Committee are James B. C. Doak (Chair), Peter J. Hooper and Robert P. Kaplan.
Corporate Governance Committee. The Corporate Governance Committee is responsible for providing a focus on corporate governance that will enhance corporate performance and ensure, on behalf of the Board and shareholders, that the Corporation’s governance system is effective. The Committee’s duties and responsibilities include assessing and making recommendations regarding Board effectiveness, reviewing the size and composition of the Board, its general responsibilities and functions, the organization and responsibilities of Board committees and the operations and procedures of the Board. The current members of the Corporate Governance Committee are James B. C. Doak (Chair), Peter J. Hooper, Robert P. Kaplan and Kenneth G. Murton.
Technical Advisory Committee. The technical advisory committee assists the Board of Directors in dealing with operational issues, including environmental, geological, engineering and safety issues. The primary responsibility for these issues, including compliance with laws and regulations, rests with management; however, the committee assists the Board of Directors in establishing, reviewing and complying with corporate policies to follow in accomplishing the Corporation’s goals and objectives relating to operations. The current members of the technical advisory committee are Peter J. Hooper (Chair), Grant A. Edey and Jean-Pierre Chauvin.
Special Committee. On September 14, 2006, the Special Committee was established by the Board to ensure that an appropriate shareholder rights plan is in place and for the purpose of considering and making recommendations to the Board of Directors with respect to possible transactions and other strategic alternatives available to Khan. The Special Committee is comprised of James B. C. Doak (Chair), Martin Quick, Grant A. Edey, Robert P. Kaplan, Jean-Pierre Chauvin and Peter J. Hooper.

REPORT ON EXECUTIVE COMPENSATION
Composition of the Compensation Committee
Khan’s Compensation Committee is comprised of three unrelated members of the Board of Directors, namely, Jean-Pierre Chauvin (Chair), James B. C. Doak and Robert P. Kaplan. It is the responsibility of the Compensation Committee to develop and review the compensation philosophy, guidelines and levels for Khan’s executive officers, to ensure that such compensation is competitive and reasonably related to individual and corporate performance, and to make recommendations to the Board of Directors with respect to such matters. The Compensation Committee meets as required, but not less frequently than annually. The Compensation Committee met 3 times during fiscal 2007.
Report of the Compensation Committee with Respect to Executive Compensation
Khan’s executive compensation policies and practices are designed to provide a competitive level of total compensation, to recognize and reward superior performance by individual executives and to foster a common perspective between Khan’s executive officers and its shareholders. In the case of the Chief Executive Officer, the Compensation Committee placed additional emphasis on establishing a compensation package that would attract someone with significant experience in the uranium mining industry, with the knowledge and experience to bring Khan’s property into production.
The key components for executive officer compensation are:
•	base salary;

•	short-term incentives in the form of cash bonus opportunities expressed as a variable percentage of base salary (which is tied to the share price of the Corporation, achieving mutually agreed upon milestones and the Corporation’s progress in achieving certain business targets); and

•	long-term incentives in the form of stock options.
Pay for performance is an important underlying principle of Khan’s executive compensation philosophy. Consequently, variable compensation (in the form of cash bonuses and stock options) can represent a sizeable component of total executive compensation in a successful year.
The Compensation Committee uses various information sources to monitor the competitive position of Khan’s salaries, bonus plans and stock-based incentives, and to assess the effectiveness of Khan’s incentive plans in contributing to corporate performance. The Compensation Committee uses comparative data to ensure the ability of Khan to attract, retain and motivate key executives. The comparative group includes publicly traded junior mining companies in Canada and the United States.
Khan’s executive compensation policies provide for base salaries, which are competitive with similar positions in the comparator group. Individual levels, which are reviewed annually, may vary from this objective, depending upon the particular experience and other qualifications of the individual, sustained performance level, length of service and other relevant factors.
Executive performance is motivated in part by linking total compensation with long-term share performance through the use of stock options. More specifically, the granting of options enables Khan to: (a) increase the proprietary interests of its executive officers in the Corporation, (b) align the interests of its executive officers with the interests of Khan’s shareholders generally; (c) encourage executive officers to remain associated with the Corporation, and (d) furnish the executive officers with an additional incentive in their efforts on behalf the Corporation. Options granted to executives under Khan’s share option plan have an exercise price of not less than the prevailing market price at the date of the grant and a term of no more than five years. The amount and terms of outstanding options are among the factors which are considered by the Compensation Committee in making recommendations to the Board with respect to the grant of additional options.
The annual salary of Martin Quick, the Chief Executive Officer, for fiscal 2007 was $230,000. Mr. Quick’s annual salary is considered by the Compensation Committee to be appropriate based on the Chief Executive Officer’s performance, and performance and compensation data relevant to the comparator group. In addition, the Compensation Committee believes that this salary is commensurate with the considerable industry experience, knowledge and management abilities of the Chief Executive Officer. A bonus of $127,083 was awarded to Mr.

Quick as Chief Executive Officer in fiscal 2007 based on the appreciation of Khan’s stock price during the first three months of the fiscal year and his efforts to commence the negotiation of an investment agreement for the Dornod Project with the Government of Mongolia during the last nine months of the fiscal year. In addition, Mr. Quick was granted options to purchase 200,000 Common Shares at an exercise price of $3.53 on March 5, 2007, which vested immediately, and options to purchase 270,000 Common Shares at an exercise price of $2.37 on September 12, 2007, of which one third vested on September 12, 2007, one third will vest on September 12, 2008 and one third will vest on September 12, 2009.
Submitted on behalf of the Compensation Committee:

Jean-Pierre Chauvin (Chair)
James B. C. Doak
Robert P. Kaplan
PERFORMANCE GRAPH
The following graph compares the total cumulative shareholder return for $100 invested in Common Shares on August 2, 2006 (the date the Common Shares were listed on the Toronto Stock Exchange) to January 10, 2008 with the cumulative total return of the S&P/TSX Composite Index over the same period, assuming the reinvestment of dividends.
The total cumulative shareholder return for $100 invested in Khan was $98.67 as compared with $116.88 for the S&P/TSX Composite Index.
COMPENSATION OF NAMED EXECUTIVE OFFICERS
The table below provides compensation information for the two most recently completed financial years of the Corporation for the Chief Executive Officer, the Chief Financial Officer and the other most highly compensated executive officers of the Corporation (collectively referred to as the “Named Executive Officers”) measured by base salary and cash bonus during the financial year ended September 30, 2007.

Summary Compensation Table

					Long-Term Compensation
			Annual Compensation		Awards		Payouts
						Shares
	Financial			Other Annual	Shares Under	Subject to
Name and Principal	Year Ended			Compensation	Options Granted	Resale	LTIP	All Other
Position	September 30,	Salary ($)	Bonus ($)	($)	(#)	Restrictions	Payouts ($)	Compensation ($)
Martin Quick	2007	230,000	127,083	88,400 (4)	470,000	—	—	—
President & Chief	2006	162,917	162,917	68,825 (5)	500,000	—	—	—
Executive Officer
Paul D. Caldwell	2007	155,833	15,000	—	195,000	—	—	—
Chief Financial	2006	17,500	—	—	75,000	—	—	—
Officer (1)
David R. Lewis	2007	5,916	—	—	—	—	—	—
former Chief	2006	142,162	—	26,901	—	—	—	—
Financial Officer (2)
Donald A. Arsenault	2007	170,000	—	—	125,000	—	—	—
Chief Operating	2006	14,167	—	133,708	—	—	—	—
Officer (3)

Notes:

(1)	Paul D. Caldwell was appointed Chief Financial Officer of the Corporation on December 15, 2006. Prior to this date, Mr. Caldwell held the position of Controller and Corporate Secretary of the Corporation. Mr. Caldwell joined the Corporation on August 9, 2006 as Controller. Mr. Caldwell’s annual salary includes compensation earned as the Chief Financial Officer and as the Controller and Corporate Secretary of the Corporation. Mr. Caldwell’s salary and annualized salary in fiscal 2007 in respect of his position as Chief Financial Officer was $126,667 and $160,000, respectively. Mr. Caldwell’s bonus was awarded in respect of his role as Chief Financial Officer.

(2)	David R. Lewis resigned from his position as Chief Financial Officer effective December 15, 2006. Mr. Lewis’s annualized salary in fiscal 2007 was $28,397.

(3)	Donald A. Arsenault was a consultant to the Corporation during the period October 1, 2005 to August 31, 2006. On September 1, 2006, Mr. Arsenault became an employee of the Corporation.

(4)	The other annual compensation for Martin Quick for fiscal 2007 consists of a benefit allowance of $39,000 and a housing allowance of $49,400.

(5)	The other annual compensation for Martin Quick for fiscal 2006 consists of a benefit allowance of $27,625 and a housing allowance of $41.200.
Options of Named Executive Officers
The following table provides information on the stock options granted to the Named Executive Officers during the most recently completed financial year.
Option Grants During Financial Year Ended September 30, 2007

				Market Value of
		% of Total		Common Shares
		Options		Underlying
	Shares	Granted to		Options on Date of
	Under	Employees in	Exercise Price	Grant
	Options	Financial	($/Common	($/Common
Name	Granted	Year	Share)	Share)	Expiration Date
Martin Quick	200,000	16.8	3.53	3.53	March 5, 2012
President & Chief	270,000	22.6	2.37	2.37	September 12, 2012
Executive Officer
Paul D. Caldwell	60,000	5.0	3.53	3.53	March 5, 2012
Chief Financial Officer	135,000	11.3	2.37	2.37	September 12, 2012
David R. Lewis	—	—	—	—	—
Former Chief Financial Officer
Donald A. Arsenault	125,000	10.5	2.37	2.37	September 12, 2012
Chief Operating Officer

The following table provides information on the stock options exercised by each of the Named Executive Officers during the most recently completed financial year and the number of stock options held by each Named Executive Officers at the end of the most recently completed financial year.
Aggregate Option Exercises During Financial Year Ended September 30, 2007
and Option Values as of September 30, 2007

			Unexercised
			Options at the	Value of Unexercised in-the-
			end of the	Money Options at the end of
	Shares	Aggregate	Financial Year	the Financial Year ($)(1)
	Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise	($)	Unexercisable	Unexercisable
Martin Quick	250,000	730,500	373,334/346,666	56,667/113,333
President & Chief Executive Officer
Paul D. Caldwell	38,000	135,850	124,000/108,000	15,390/14,580
Chief Financial Officer
David R. Lewis	475,000	1,306,500	-/-	-/-
Former Chief Financial Officer
Donald A. Arsenault	182,625	597,531	241,667/83,333	236,000/ -
Chief Operating Officer

(1)	Values have been calculated using $2.18 — the closing price of the common shares on the Toronto Stock Exchange on September 30, 2007.
Employment Contracts
     Martin Quick
The services of Mr. Martin Quick, President and Chief Executive Officer of the Corporation, are provided pursuant to an employment agreement with the Corporation. Under this agreement, Mr. Quick’s employment commenced on January 16, 2006 at an annual salary of $230,000. The agreement provides that Mr. Quick will be granted bonus payments of up to 100% of his base salary in relation to the average closing share price of the Corporation over a period of ten consecutive days as follows: (i) a 50% appreciation above the initial list price will result in a bonus payment of 30% of his base salary, (ii) a 75% appreciation above the initial list price will result in an additional bonus payment of 30% of his base salary, and (iii) a 100% appreciation above initial list price will result in an additional bonus payment of 40% of his base salary. Under his employment agreement, Mr. Quick was also granted options to purchase 500,000 Common Shares at a price determined to be $1.50. One third of these options vested upon the entering into of the employment agreement. The remaining two-thirds vest in equal amounts on January 16, 2007 and January 16, 2008.
The Corporation may terminate the employment agreement without cause upon payment to Mr. Quick of six months compensation in lieu of notice. If Mr. Quick’s employment is terminated by the Corporation within 12 months of the occurrence of a “change of control”, Mr. Quick will be entitled to 24 months compensation and unvested stock options will immediately vest and become exercisable for 180 days following the date of termination.
A “change of control” is defined in Mr. Quick’s employment agreement to include any of the following events:
(a)	any change in the holding, direct or indirect, of shares in the capital of the Corporation as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (Ontario), becomes the beneficial owner, directly or indirectly, of shares and/or securities in excess of the number which, directly or following the conversion thereof, would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Corporation which may be cast to elect directors of the Corporation;

(b)	a sale or other disposition of all or substantially all of the property or assets of the Corporation, other than to an affiliate within the meaning of the Securities Act (Ontario), if such affiliate offers to retain Mr. Quick on identical terms and conditions which pertain to Mr. Quick as of the date of sale or other disposition; or

(c)	incumbent directors no longer constitute a majority of the Board, whereby “incumbent directors” means those persons who were directors of Khan on the date of its next annual general meeting following the entering into of the employee’s employment agreement and including any person who becomes a director of the Corporation thereafter and whose election, or nomination for election, by the Corporation’s shareholders was approved by a majority of the incumbent directors then on the Board.
The agreement also contains a confidentiality clause prohibiting the dissemination of confidential information of the Corporation and a non-compete covenant precluding Mr. Quick from competing with the Corporation for a period of three months following any termination of employment.
Paul Caldwell
The services of Mr. Paul Caldwell, Chief Financial Officer of the Corporation, are provided pursuant to an employment agreement with the Corporation. Under this agreement, Mr. Caldwell’s employment commenced on August 9, 2006 at an annual salary of $140,000. The agreement provides that Mr. Caldwell will be granted a bonus payment from time to time, as determined by Khan taking into account (i) the financial performance and profitability of Khan and (ii) Mr. Caldwell’s achievement of prescribed performance goals and eligibility criteria. Under his employment agreement, Mr. Caldwell was also granted options to purchase 75,000 Common Shares at a price determined to be $1.37. 19,000 of these options vested upon the entering into of the employment agreement. The remaining options vest in equal amounts on February 9, 2007, August 9, 2007 and February 9, 2008.
The Corporation may terminate the employment agreement without cause upon payment to Mr. Caldwell of six months compensation in lieu of notice. If Mr. Caldwell’s employment is terminated by the Corporation within 12 months of the occurrence of a “change of control” (as defined above), Mr. Caldwell will be entitled to 18 months compensation and unvested stock options will immediately vest and become exercisable for 90 days following the date of termination.
The agreement also contains a confidentiality clause prohibiting the dissemination of confidential information of the Corporation and a non-compete covenant precluding Mr. Caldwell from competing with the Corporation for a period of one year following any termination of employment.
Donald Arsenault
The services of Mr. Donald Arsenault, Chief Operating Officer of the Corporation, are provided pursuant to an employment agreement with the Corporation. Under this agreement, Mr. Arsenault’s employment commenced on September 1, 2006 at an annual salary of $170,000. The agreement provides that Mr. Arsenault will be granted a bonus payment from time to time, as determined by Khan taking into account (i) the financial performance and profitability of Khan and (ii) Mr. Arsenault’s achievement of prescribed performance goals and eligibility criteria. Mr. Arsenault was previously granted options under a consulting agreement entered by Mr. Arsenault and Khan. As a result, no options were issued to Mr. Arsenault on the entering into of the employment agreement.
The Corporation may terminate the employment agreement without cause upon payment to Mr. Arsenault of four months compensation in lieu of notice. If Mr. Arsenault’s employment is terminated by the Corporation within 12 months of the occurrence of a “change of control” (as defined above), Mr. Arsenault will be entitled to 12 months compensation and unvested stock options will immediately vest and become exercisable for 90 days following the date of termination.
The agreement also contains a confidentiality clause prohibiting the dissemination of confidential information of the Corporation and a non-compete covenant precluding Mr. Arsenault from competing with the Corporation for a period of one year following any termination of employment.
COMPENSATION OF DIRECTORS
The Compensation Committee reviews Khan’s director compensation arrangements to ensure that they are competitive in light of the time commitments required from directors and to align directors’ interests with those of shareholders. Directors who are not officers of Khan or any of its subsidiaries are compensated for their services as directors through a combination of fees. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings and otherwise carrying out their duties as directors of Khan. The following table sets out the remuneration payable to directors who are not employees of the Corporation.

Remuneration

Meetings	$500 per meeting attended in person
$250 per meeting attended by telephone
For the year ended September 30, 2007, all fees in relation to director compensation totalled $49,250.
Options of Directors
The following table provides information on the stock options granted to the Directors who are not employees of the Corporation during the most recently completed financial year.
Option Grants During Financial Year Ended September 30, 2007

		% of Total
		Options		Market Value of
		Granted to		Common Shares
	Shares	Directors in		Underlying
	Under	Financial	Exercise Price	Options on Date
Name	Option	Year	($)	of Grant ($)	Expiration Date
James B.C. Doak	100,000	4.22%	2.39	2.39	November 14, 2011
	100,000	4.22%	3.53	3.53	March 5, 2012
	175,000	7.38%	2.37	2.37	September 12, 2012

Jean-Pierre Chauvin	100,000	4.22%	2.39	2.39	November 14, 2011
	100,000	4.22%	3.53	3.53	March 5, 2012
	125,000	5.27%	2.37	2.37	September 12, 2012

Peter J. Hooper	100,000	4.22%	2.39	2.39	November 14, 2011
	100,000	4.22%	3.53	3.53	March 5, 2012
	125,000	5.27%	2.37	2.37	September 12, 2012

Grant A. Edey	200,000	8.44%	3.53	3.53	March 5, 2012
	125,000	5.27%	2.37	2.37	September 12, 2012

Kenneth G. Murton	100,000	4.22%	3.53	3.53	March 5, 2012
	125,000	5.27%	2.37	2.37	September 12, 2012

Hon. Robert P. Kaplan	200,000	8.44%	3.53	3.53	March 5, 2012
	125,000	5.27%	2.37	2.37	September 12, 2012
The following table provides information on the stock options exercised by each of the Directors who is not an employee of the Corporation during the most recently completed financial year and the number of stock options held by each Director who is not an employee of the Corporation at the end of the most recently completed financial year.
Aggregated Option Exercises During Financial Year Ended September 30, 2007
and Option Values as of September 30, 2007

				Value of Unexercised in-
			Unexercised Options at	the-Money Options at the
			the end of the Financial	end of the Financial
		Aggregate	Year	Year(1) ($)
	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise	($)	Unexercisable	Unexercisable
James B.C. Doak	100,000	235,000	425,000/150,000	113,333/22,667

Jean-Pierre Chauvin	200,000	648,500	241,667/83,33	-/-

Peter J. Hooper	300,000	877,500	141,667/83,333	-/-

Grant A. Edey	—	—	241,667/83,333	-/-

Value of Unexercised in-
			Unexercised Options at	the-Money Options at the
			the end of the Financial	end of the Financial
		Aggregate	Year	Year(1) ($)
	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise	($)	Unexercisable	Unexercisable
Kenneth G. Murton	505,500	1,543,323	226,417/83,333	100,005/-

Hon. Robert P. Kaplan	—	—	241,667/83,333	-/-

Maurice M. Lynch(2)	207,625	688,213	-/-	-/-

(1)	Values have been calculated using $2.18 — the closing price of the common shares on the Toronto Stock Exchange on September 30, 2007.

(2)	Maurice M. Lynch ceased to be a director of Khan on February 15, 2007.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information on the securities which were authorized for issuance under Executive Compensation Plans as at September 30, 2007.

Number of Shares
Remaining
Available for
	Number of		Future Issuance
	Common Shares		Under Equity
	to be Issued Upon	Weighted Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
Equity Compensation Plans Approved	Outstanding	Outstanding	Shares Reflected
by Shareholders	Options	Options	in Column 2)
Stock Option Plan	4,107,550	$2.44	1,148,131
Stock Option Plan
On May 21, 2004, the Corporation introduced a rolling stock option plan (as amended from time to time, the “Plan”). The purpose of the Plan is to advance the interests of the Corporation by encouraging the directors, officers, employees and consultants (including the directors, officers and employees of such consultant) (each a “Participant”) of the Corporation and its subsidiaries to acquire Common Shares, thereby (a) increasing the proprietary interests of such persons in the Corporation, (b) aligning the interests of such person with the interests of the Corporation’s shareholders generally, (c) encouraging such persons to remain associated with the Corporation, and (d) furnishing such persons with an additional incentive in their efforts on behalf the Corporation.
According to the provisions of the Plan, the Board of Directors is authorized to provide for the granting, exercise and method of exercise of options, all on such terms as it shall determine. Under the Plan, the aggregate number of shares reserved for issuance may not exceed the greater of 5,000,000 Common Shares or 10% of the total number of issued and outstanding Common Shares (calculated on a basis which includes the Common Shares issuable without additional consideration upon the exercise of certain of the Corporation’s warrants) (the “Eligible Stock”) at the time of any option grant. As of September 30, 2007, there were options outstanding to purchase an aggregate of 4,107,550 Common Shares under the Plan, representing approximately 7.6% of the Corporation’s outstanding capital as of that date, taking into account options that have been exercised, forfeited or cancelled.
The number of shares that may be acquired under an option granted to a Participant is determined by the Board, provided that the aggregate number of Common Shares reserved for issuance in any 12-month period to any one Participant shall not exceed 5% of the Eligible Stock unless the Corporation has obtained prior shareholder approval. In addition, no more than 2% of the Eligible Stock may be granted to any one consultant or to any one employee in any 12-month period.

The period during which an option may be exercised shall also be determined by the Board of Directors at the time the option is granted, provided that no option shall be exercisable for a period exceeding five years from the date it was granted. Generally, options expire within 90 days of a Participant ceasing to be a Participant or immediately if the Participant is terminated for cause. All options granted pursuant to the Plan are personal to the grantee and are not assignable or otherwise transferable except for a limited right of assignment to allow (a) the exercise of options by a Participant’s legal representative in the event of death or incapacity, or (b) the transfer of an option to a corporation wholly owned by the Participant or certain trusts, of which the Participant is the sole beneficiary.
INDEBTEDNESS OF DIRECTORS AND OFFICERS
No individual who is, or at any time during the most recently completed financial year of the Corporation who was a director or executive officer of the Corporation, or their associates, is indebted to the Corporation or its subsidiaries.
DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION
The Corporation has obtained directors’ and officers’ liability insurance with a cumulative policy limit of $10,000,000 subject to a deductible of $250,000 for securities claims and $100,000 for other claims. The annual cost of this insurance coverage is $52,380, all of which is paid by the Corporation.
In accordance with the provisions of the Business Corporations Act (Ontario), Khan’s by-laws provide that Khan will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which Khan is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle an action or to satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Khan or such other company if he or she acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. If Khan becomes liable under the terms of its by-laws, the insurance coverage will extend to its liability; however, each claim will be subject to a deductible.
APPOINTMENT OF AUDITORS
The Board of Directors proposes that Ernst & Young LLP (the “Auditors”) be re-appointed as the auditors of the Corporation to hold office until the close of the next annual meeting of shareholders and that the Board of Directors be authorized to fix the remuneration of the Auditors. The Auditors were first appointed as auditors of Khan on January 15, 2004.
For the year ended September 30, 2007, the Auditors were paid total fees of $113,000 for audit services, fees of $75,000 for audit-related services and fees of $25,000 for tax services. No other services were provided in fiscal 2007. All non-audit services to be provided by the Auditors are subject to pre-approval by the Audit and Finance Committee.
The Board of Directors recommends that shareholders vote in favour of the appointment of Ernst & Young LLP as auditor and the authorization of the Board to fix their remuneration.
AVAILABILITY OF DISCLOSURE DOCUMENTS
Additional information relating to Khan is available on SEDAR at www.sedar.com and on Khan’s website, www.khanresources.com. Financial information about Khan is provided in the Corporation’s comparative financial statements and management’s discussion and analysis of financial and operating results for the year ended September 30, 2007.
Khan will provide to any person or company, upon request to its Corporate Secretary, a copy of:
(1)	its 2007 Annual Report, including management’s discussion and analysis of financial and operating results;
(2)	its latest Annual Information Form, together with a copy of any document, or pertinent pages of any document, incorporated therein by reference; and
(3)	its comparative financial statements for the year ended September 30, 2007, together with the report of its auditors thereon, and any interim financial statements filed subsequently.

Khan’s Corporate Secretary may be reached at:
Telephone: (416) 360-3405 Ext. 2606
Fax: (416) 360-3417
Email: pcaldwell@khanresources.com
141 Adelaide St W, #1007
Toronto, Ontario, Canada
M5H 3L5

DIRECTORS’ APPROVAL
The contents of this Circular and the sending thereof to the shareholders of the Corporation have been approved by the Board of Directors.

Toronto, Ontario, January 10, 2008.	By Order of the Board of Directors

Paul D. Caldwell (signed)
Chief Financial Officer and
Corporate Secretary

APPENDIX A
CORPORATE GOVERNANCE DISCLOSURE
Khan believes that effective corporate governance practices are fundamental to the overall success of a company. Effective June 30, 2005, the CSA Governance Requirements require an issuer to disclose its corporate governance practices. The CSA Governance Requirements replaced the corporate governance guidelines of the Toronto Stock Exchange.

Governance Disclosure Guideline under
	NI 58-101	Comments

1.	Board of Directors

	(a) Disclose the identity of directors who are independent.	The following directors are independent: James B.C. Doak, Peter J. Hooper, Jean-Pierre Chauvin, Grant A. Edey and the Hon. Robert P. Kaplan.

	(b) Disclose the identity of directors who are not independent, and the basis for that determination.	As at September 30, 2007, the following directors were not independent:

• Martin Quick, the President and Chief Executive Officer of Khan.

•     Kenneth G. Murton, the former President and Chief Executive Officer of Khan until January 2006. Mr. Murton continued to provide professional services pursuant to an agreement between Khan and a company controlled by him. This agreement expired on December 31, 2006.

	(c) Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the “board”) does to facilitate its exercise of independent judgment in carrying out its responsibilities.	The Board is comprised of seven members, five of whom are independent and two of whom are not. Each of the seven directors are up for re-election, the majority of which are independent. The Board expects that future slates of directors will comprise a majority of independent outside directors.

(d) If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	James B.C. Doak is a director of Cascades Inc. and Purepoint Uranium Group Inc.

Peter J. Hooper is a director of PMI Gold Corporation.

Martin Quick is a director of Gold Summit Corporation.

Grant A. Edey is a director of Breakwater Resources Ltd.

Hon. Robert P. Kaplan is a director of European Goldfields Limited and a trustee of H&R REIT.

(e) Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its	The Board of Directors and its committees meet independently of management when needed.

The Compensation Committee, the Audit and Finance Committee and the Nominating Committee are composed entirely of independent directors. The Corporate Governance Committee has one non-independent director.

The Nominating Committee held 2 meetings, the Corporate Governance Committee held 2 meetings,

Governance Disclosure Guideline under
	NI 58-101	Comments

	independent directors.	the Compensation Committee held 3 meetings and the Audit and Finance Committee held 4 meetings during the fiscal year ended September 30, 2007.

(f) Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.	James B.C. Doak, an independent director, is the Chairman of the Board. The Chairman is responsible for the management, the development and the performance of the Board of Directors and provides leadership to the Board for all aspects of its work. The Chairman also acts in an advisory capacity to the Chief Executive Officer.

The Chairman of the Board’s duties and responsibilities include the following:

• establishing the agenda for all regular and special meetings of the Board;

• presiding over meetings of the Board;

• providing leadership to the Board and facilitating the Board’s review and consideration of strategic business plans;

• to monitor and evaluate, through the Corporate Governance Committee, the effectiveness of the Board of Directors;

• through the Nominating Committee, to identify potential candidates who possess the knowledge, experience and business acumen to serve as directors;

• to liaise between the Board and management; and

• to sponsor continuing education programs for directors.

	(g) Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.	The attendance record of each director for all Board of Directors meetings held since the beginning of the fiscal year ended September 30, 2007 is set out in this Circular under the heading “Business of the Meeting – Election of Directors”.

2.	Mandate of the Board

	Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.	The Board of Directors has the responsibility to oversee the conduct of the business of the Corporation and to supervise management which is responsible for the day-to-day conduct of the business. The Board’s fundamental objectives are to enhance and preserve long-term shareholder value; to ensure that the Corporation meets its obligations on an ongoing basis and that the Corporation operates in a reliable and safe manner. In performing its functions, the Board’s mandate dictates that it should consider the legitimate interests that its stakeholders, such as employees,

Governance Disclosure Guideline under
	NI 58-101	Comments

customers and communities, may have in the Corporation. In supervising the conduct of the business, the Board, through the Chief Executive Officer, sets the standards of conduct for the enterprise.

The full Board mandate is set out in Appendix B to the Circular.

3.	Position Descriptions

	(a) Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.	The Board has developed a role description for the chairman of the Board. While the Board has not developed role descriptions for the chair of each committee, the mandate of each committee is well defined. The role of a committee chair is to take responsibility for the management and performance of the Board committee and provide leadership to the committee in connection with its work.

	(b) Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.	A position description for Khan’s Chief Executive Officer has been established by the Board. The Chief Executive Officer is responsible to the Board of Directors for the overall leadership, direction and management of the Corporation and its subsidiaries. The Chief Executive Officer is expected to chart the course of the Corporation, providing the leadership, strategic direction, operational planning and broad executive management necessary to achieve business and shareholder objectives.

4.	Orientation and Continuing Education

(a) Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

(b) Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.	The Board recognizes the importance of providing new directors with an orientation upon election to the Board and with continuing education in the business of the Corporation.

Upon becoming a member of the Board, an individual will be provided with a series of interviews or meetings with senior personnel in order to be informed on various business, operational and organizational aspects of the Corporation. Orientation will also include such things as:

• organized visits to the Corporation’s facilities;

• familiarization with the service providers and partners;

• company history and other relevant data;

• information concerning mission, goals, strategy, philosophy and major policies of the Corporation;

• review of recent analyst reports;

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• information pertaining to personal liability and insurance coverage;

• rules for purchasing and selling securities of the Corporation; and

• rules regarding insider information.

Continuing education could include periodic site visits of various properties and operations centres. Further, as part of the continuing education process, the Chief Executive Officer reports on industry developments to the Board of Directors at each meeting.

5.	Ethical Business Conduct

(a) Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code: (i) disclose how a person or company may obtain a copy of the code; (ii) describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and (iii) provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.	The Board of Directors has adopted a Code of Ethics that is applicable to all directors, officers and employees of the Corporation (the “Code”) a copy of which may be obtained, upon request, from Paul D. Caldwell, Chief Financial Officer and Corporate Secretary, by e-mail, at pcaldwell@khanresources.com or by written request sent to Paul D. Caldwell, Chief Financial Officer and Corporate Secretary at 141 Adelaide St W, #1007, Toronto, Ontario, Canada, M5H 3L5.

The Board of Directors expects directors, officers and employees of the Corporation to act ethically at all times and to acknowledge their adherence to the policies comprising the Code. The Code prohibits actions that could be considered a conflict of interest and contains provisions in respect of fair dealing, confidentiality and prohibitions and illegal or unethical behaviour and is discussed at least annually by the Corporate Governance Committee.

	(b) Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.	Each director must disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest. In addition, a director must excuse himself or herself from any discussion or decision on any matter in which the director is precluded from voting as a result of a conflict of interest. The matter will also be discussed by non-conflicted directors of the Corporate Governance Committee.

(c) Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	The Board of Directors has a written disclosure policy aimed at informative, timely and broadly disseminated disclosure of material information to the market, in accordance with applicable securities legislation.

The Board has also established a written insider trading policy which is intended as a guideline to eliminate any transaction by an insider which would not be in full compliance with applicable securities legislation or which, by implication, might suggest trading by insiders was carried out when they were in

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possession of privileged or material information not yet disclosed to the public.

6.	Nomination of Directors

(a) Describe the process by which the board identifies new candidates for board nomination.	Khan maintains, through its Nominating Committee, a list of potential directors who have appropriate levels of senior business experience. Names on that list come from several sources. The directors of Khan are encouraged to submit names. Candidates’ names are also obtained through analysis of other corporate boards and through reviews of senior corporate executives in other types of enterprises. Business and financial publications are also sources of names. Shareholders are also welcome to submit names for consideration. The list is reviewed by the Nominating Committee on a regular basis.

The Nominating Committee reviews the composition of the Board from time to time so that when a vacancy occurs, the most appropriate candidate can be readily identified. When a vacancy occurs, the Nominating Committee reviews the list and selects the names of the most suitable candidates. The Nominating Committee may, if it is felt necessary, utilize the services of outside consultants in searching for candidates. The names of candidates are then submitted to the entire Board to obtain the comments and suggestions from its members.

Once the Board agrees on the best candidate, an approach is made to that person in a manner deemed most appropriate by the Nominating Committee. The approach would be followed by personal interviews with the prospective director involving the Chairman of the Board, the Chair of the Nominating Committee, the Chief Executive Officer and other Board members as circumstances warrant.

If there is agreement to serve as a director, a Board orientation process is then carried out by the Chairman of the Board. After appointment or election, as the case may be, orientation with management is carried out.

	(b) Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.	The Nominating Committee is composed entirely of independent directors. Because all committee members are independent of management, the committee is able to objectively pursue its mandate of identifying new directors. In addition, Khan’s Board is required to agree on any candidate put forward by the Nominating Committee before an approach is made to that person.

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	(c) If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	In addition to the responsibilities described above, the Nominating Committee is responsible for establishing processes for identifying, recruiting, appointing, re-appointing and providing ongoing development for directors.

7.	Compensation

(a) Describe the process by which the board determines the compensation for the issuer’s directors and officers.	The Compensation Committee is charged with developing, for recommendation to the Board, a compensation philosophy and guidelines for the executive officers. It recommends to the Board the level of compensation for each executive officer (including level of variable pay compensation for the executive officers based on annual performance information). The Compensation Committee also considers and, if deemed appropriate, makes recommendations to the Board about any option or benefit plans to be established for executive officers.

The Compensation Committee is charged with developing, for recommendation to the Board, a compensation philosophy and guidelines for the directors. It recommends the level of compensation for the directors based on a review of compensation paid by other public companies of the same size as the Corporation and in the same industry as the Corporation.

(b) Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.	The Compensation Committee of the Board of Directors is comprised entirely of independent directors. Its responsibilities include:

•     developing compensation philosophy and guidelines for executive management for recommendation to the Board;

(c) If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.
•     reviewing, approving and reporting to the Board on succession planning for executive management (although the Nominating Committee is required to approve the succession plan for the Chief Executive Officer);

• reviewing and fixing the compensation of executive management and reporting its conclusions to the Board for consideration and approval;

• recommending to the Board for consideration and approval, and assisting the Board with the establishment of stock option or employee benefit plans;

· subject to approval of and establishment by the Board of annual guidelines with respect to variable pay compensation, reviewing annual performance information, determining

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and reporting its conclusions on variable pay compensation for the executive management, including individual performance awards;

•     within guidelines established by the Board, considering and making recommendations to the Board on all matters pertaining to incentive awards, perquisites and other remuneration matters with respect to executive management;

• approving the selection of outside consultants retained by management to review executive compensation;

• conducting annual review of the labour relations environment for the Corporation; and

• receiving reports on the nature and extent of compliance with the Corporation’s occupational health and safety policies and standards and applicable legislations.

	(d) If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.	A compensation consultant has not been retained to assist in the determination of compensation for any of the directors and/or officers of the Corporation for the 2007 fiscal year.

8.	Other Board Committees

	If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	The Board of Directors also has a Technical Advisory Committee comprised of three independent directors (Peter J. Hooper, Grant A Edey and Jean-Pierre Chauvin) and a Special Committee comprised of five independent directors and one non-independent director (Martin Quick, James B. C. Doak, Jean-Pierre Chauvin, Robert P. Kaplan, Grant A. Edey and Peter J. Hooper). See “Committee of the Board of Directors — Technical Advisory Committee” and “Committee of the Board of Directors — Special Committee” in the Circular.

9.	Assessments

	Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process	The Corporate Governance Committee conducts annually, in conjunction with the Chairman of the Board, an evaluation of the effectiveness of the Board of Directors and its committees. In such evaluation, the Corporate Governance Committee assesses the

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used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.	effectiveness of the Board of Directors and its committees, the adequacy of information provided to directors, communication processes between the Board of Directors and management, agenda planning for Board of Directors and committee meetings and strategic planning.

APPENDIX B
MANDATE OF THE BOARD OF DIRECTORS
Purpose
The Board of Directors (the “Board”) has the responsibility to oversee the conduct of the business of Khan Resources Inc. (the “Corporation”) and to supervise management which is responsible for the day-to-day conduct of the business. The Board’s fundamental objectives are to enhance and preserve long-term shareholder value; to ensure the Corporation meets its obligations on an ongoing basis and that the Corporation operates in a reliable and safe manner. In performing its functions, the Board should consider the legitimate interests its stakeholders, such as employees, customers and communities, may have in the Corporation. In supervising the conduct of the business, the Board, through the Chief Executive Officer (the “CEO”), shall set the standards of conduct for the enterprise.
Procedure and Organization
The Board operates by delegating certain of its authorities to management and by reserving certain powers for itself. The Board retains the responsibility for managing its own affairs including selecting its Chair, nominating candidates for election to the Board, constituting committees of the full Board and determining director compensation.
Duties and Responsibilities
1.	Legal Requirements
The Board’s principal duties and responsibilities fall into a number of categories which are outlined below.
(a)	The Board has the responsibility to ensure that legal requirements have been met and documents and records have been properly prepared, approved and maintained.

(b)	The Board has the statutory responsibility to:
(i)	manage the business and affairs of the Corporation;

(ii)	act honestly and in good faith with a view to the best interests of the Corporation;

(iii)	exercise the care, diligence and skill that reasonable, prudent people would exercise in comparable circumstances; and

(iv)	act in accordance with its obligations contained in the Business Corporations Act (Ontario) and the regulations thereto, the Corporation’s articles of amendment and by-laws, the securities acts of each province and territory of Canada, and other relevant legislation and regulations.
(c)	The Board has the statutory responsibility for considering the following matters as a full Board, which responsibilities, by law, may not be delegated to management or to a committee of the Board:
(i)	any submission to the shareholders of a question or matter requiring the approval of the shareholders;

(ii)	the filling of a vacancy among the directors or in the office of the auditor;

(iii)	the issuance of securities except in a manner and on terms already authorized;

(iv)	the declaration of dividends;

(v)	the purchase, redemption or any other form of acquisition of shares issued by the Corporation;

(vi)	the payment of a commission to any person in consideration of his/her purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

(vii)	the approval of management proxy circulars;

(viii)	the approval of a takeover-bid circular or a directors’ circular;

(ix)	the approval of financial statements of the Corporation; and

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(x)	the adoption, amendment or repeal of by-laws of the Corporation.
2.	Strategy Determination
The Board has the responsibility to ensure there are long-term goals and a strategic planning process in place for the Corporation and to participate with management directly or through its committees in developing and approving a statement of the mission of the business of the Corporation and the strategy by which it proposes to achieve these goals.
3.	Managing Risk
The Board has the responsibility to understand the principal risks of the business in which the Corporation is engaged, to achieve a proper balance between risks incurred and the potential return to shareholders, and to ensure that there are systems in place which effectively monitor and manage those risks with a view to the long-term viability of the Corporation.
4.	Appointment, Training and Monitoring Senior Management
The Board has the responsibility:
(a)	to appoint the CEO, to monitor and assess the CEO’s performance, to determine the CEO’s compensation, and to provide advice and counsel in the execution of the CEO’s duties;

(b)	to approve the appointment and remuneration of all corporate officers, acting upon the advice of the CEO; and

(c)	to ensure that adequate provision has been made to train and develop management and for the orderly succession of management, including the CEO.
5.	Policies, Procedures and Compliance
The Board has the responsibility:
(a)	to ensure that the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards;

(b)	to approve and monitor compliance with significant policies and procedures by which the Corporation operates;

(c)	to ensure the Corporation sets high environmental standards in its operations and is in compliance with environmental laws and legislation; and

(d)	to ensure the Corporation has a high regard for the health and safety of its employees in the workplace and has in place appropriate programs and policies.
6.	Reporting and Communication
The Board has the responsibility:
(a)	to ensure the Corporation has in place policies and programs to enable the Corporation to communicate effectively with its shareholders, other stakeholders and the public generally;

(b)	to ensure that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

(c)	to ensure that the financial results are reported fairly and in accordance with generally accepted accounting principles;

(d)	to ensure the timely reporting of any other developments that are expected to have a significant and material impact on the value of the Corporation; and

(e)	to report annually to shareholders on its stewardship of the affairs of the Corporation for the preceding year.

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7.	Monitoring and Acting
The Board has the responsibility:
(a)	to monitor the Corporation’s progress towards its goals and objectives and to revise and alter its direction through management in response to changing circumstances;

(b)	to take action when performance falls short of its goals and objectives or when other special circumstances warrant; and

(c)	to ensure that the Corporation has implemented adequate control and information systems which ensure the effective discharge of its responsibility.

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